Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT is dated as of September 17, 2021 (the “Agreement”) by and between GALECTIN THERAPEUTICS, INC., a Nevada corporation (“Borrower”) and RICHARD E. UIHLEIN (the “Lender”).

PRELIMINARY STATEMENTS

WHEREAS, on April 16, 2021, Lender loaned Borrower the principal amount of ten million dollars ($10,000,000), as evidenced by that certain convertible promissory note dated, April 16, 2021.

WHEREAS, Lender and Borrower desire to enter into this Agreement in connection with a loan in aggregate of twenty million dollars ($20,000,000) to be funded in two closings and evidenced by two separate unsecured convertible promissory notes on terms described herein and in such unsecured convertible promissory notes.

WHEREAS, in connection with the loan contemplated herein and subject to the conditions set forth herein, Lender and Borrower desire to early terminate that certain Line of Credit Letter Agreement (the “Line of Credit”) between the Lender and Borrower, dated December 19, 2017, and most recently amended on January 11, 2019, which on its terms would otherwise expire on December 31, 2021.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1    Defined Terms.

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings, unless the context otherwise clearly requires:

“Applicable Law” means, in any jurisdiction, (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (A) constitutions, statutes, codes, rules, regulations and orders of governmental bodies, (B) governmental approvals and (C) orders, decisions, judgments and decrees of all courts and arbitrators.

“Business Day(s)” mean any day, except for Saturday, or Sunday and any day which is a legal holiday in Atlanta, Georgia or New York, New York or is a day on which banks in either such state are required to close.

“Common Stock” means the common stock of the Borrower, $0.001 par value per share.

“Loan Documents” shall mean this Agreement and the Notes executed in connection with any of the transactions contemplated by this Agreement.

“Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets, prospects, or condition (financial or otherwise) of Borrower, or (b) the material impairment of the ability of Borrower to materially perform its obligations under this Agreement.

“Obligations” shall mean, collectively, (i) any amounts owing under the Notes and (ii) all liabilities and other obligations of payment and performance under the Loan Documents.

1.2    Other Definitional Provisions.

Pronouns, Sections and Articles. As used in this Agreement a neuter pronoun shall be deemed to include references to the masculine and feminine variations thereof, and vice versa, and a singular pronoun shall be deemed to include a reference to the plural variation thereof, and vice versa, in each case as the context may permit or require. Any reference to an “Article”, “Section”, or “Exhibit” shall mean, respectively, the appropriate Article, Section or Exhibit of this Agreement unless there is a specific reference to an article, section, or exhibit of another document or instrument.

Accounting Terms. Accounting terms to the extent not otherwise defined shall have the respective meanings given them under, and shall be construed in accordance with, Generally Accepted Accounting Principles.

SECTION 2

DESCRIPTION OF LOAN

2.1    Purpose of Loan and Loan Amount. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan in favor of Borrower (the “Loan”) in the principal amount of $20,000,000.00, of which $10,000,000 shall be made available to the Borrower simultaneously with the execution of this Agreement (the “First Closing”) and the remaining $10,000,000 shall be made available to the Borrower no later than December 17, 2021 (the “Second Closing”). The proceeds of the Loan shall be used for working capital purposes.

2.2    The Notes.    The Loan shall be evidenced by the two separate unsecured convertible promissory notes (each a “Note” and together the “Notes”) from Borrower in favor of Lender in the original principal amount of 10,000,000.00. The terms of the Note shall be set forth in the Notes, the form of which is set forth on Annex A hereto. For purposes of each Note, the Conversion Price in Section 2(b) thereof shall be the greater of (i) the price that is 228% of the closing price of the Common Stock on the trading day immediately prior to the date of the Note or (ii) five ($5.00) dollars per share.

SECTION 3

LINE OF CREDIT

3.1    Termination of Line of Credit.    Upon the Second Closing, and without any further action, the Line of Credit shall terminate, at which time, Borrower may not draw any funds from the Line of Credit, and outstanding amounts owed under the Line of Credit (if any) shall be due and payable to Lender immediately.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to make the Loan hereunder, Borrower represents and warrants to Lender as follows:

4.1    Organization, Standing, Corporate Powers, etc. of Borrower.

4.1.1    Borrower (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted and to own its properties and assets.

4.1.2    Borrower possesses all requisite power and authority, corporate or otherwise, to execute, deliver and perform all the Obligations.

4.1.3    The Loan Documents when executed by Borrower will be enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally.

4.2    Authorized Borrowing, etc.

4.2.1    The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and the execution and delivery of the Notes (i) have been duly authorized by all requisite corporate action, if applicable, (ii) will not violate or conflict with any provision of Applicable Law, any governmental rule or regulation, any order of any court or other agency of government, either domestic or foreign, or the Certificate of Incorporation (or other organizational document), by-laws or standing resolutions of Borrower, if applicable, and (iii) do not violate or conflict with any provision of any indenture, agreement or other instrument to which Borrower is a party, or by which Borrower or any of its properties or assets are bound, or be in conflict with, result in a breach of or constitute (or would constitute with due notice or lapse of time or otherwise) a default under any provision of such indenture, agreement or other instruments, or result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower.

4.2.2    No registration with, consent or approval of, or other action by any Federal, state or other (including non-U.S.) governmental authority, regulatory body or court of law is required or pending in connection with the execution, delivery and performance of this Agreement by Borrower.

SECTION 5

CONDITIONS OF LENDING

The obligation of the Lender to make the Loan is conditioned upon the performance of all agreements by Borrower contained herein, as well as satisfaction of the following conditions precedent:

5.1    Representations and Warranties. The representations and warranties set forth in Section 4 hereof shall be true and correct in all material respects.

SECTION 6

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that from the date of this Agreement until payment in full of all present or future Obligations hereunder, unless Lender shall otherwise consent in writing, Borrower will fully comply with the following provisions:

6.1    Existence, Properties, etc. To the extent that the same are necessary for the proper and advantageous conduct of its businesses, (i) cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, rights, licenses, permits and franchises and (ii) comply with all laws and regulations applicable to it, except under clauses (i) and (ii) where the failure to preserve, renew, keep in full force and effect or comply would not reasonably be expected to be, have or result in a Material Adverse Effect. Engage in principally the same or similar lines of business substantially as heretofore conducted or any logical extension thereof.

6.2    Shareholder Approval. Borrowers shall use commercially reasonable efforts to obtain shareholder approval relating to the conversion of the Notes into shares of Common Stock, including shares of Common Stock upon conversion of the note dated April 16, 2021, (the “Share Conversion”) in accordance with Nasdaq Rule 5635, which efforts shall include the addition of a proposal for shareholder to vote on the approval of the Share Conversion at the next Annual Meeting of Shareholders.

6.3    Observance of Laws. Conform to and duly observe all laws, regulations, and other valid requirements of any governmental authority with respect to the conduct of its business, except where the failure to conform to and duly observe would not reasonably be expected to, have or result in a Material Adverse Effect.

SECTION 7

NEGATIVE COVENANT

Borrower covenants and agrees that from the date of this Agreement until payment in full of all present or future Obligations hereunder, unless Lender shall otherwise consent in writing, Borrower will fully comply with the following provisions:

7.1    Prohibition on delisting. Borrower shall not delist its Common Stock from the Nasdaq Stock Market.

SECTION 8

MISCELLANEOUS

8.1    Notices. Unless otherwise specified herein, all notices, requests, demands or other communications to or from the parties hereto shall be deemed to have been duly given and made (a) in the case of a letter sent other than by mail, when the letter is delivered to the party to whom it is addressed, (b) in the case of email, when the email is sent, (c)(i) in the case of a letter sent by mail, three (3) days from the day on which the letter is deposited, postage prepaid, in a United States post office depository, certified or registered mail, return receipt requested, or (ii) in the case of a document sent by Federal Express, DHL or other reputable overnight courier service, one (1) Business Day from the day on which the document is delivered to such courier service, fees and charges prepaid, and in either case addressed as follows:

If to Borrower:	Galectin Therapeutics, Inc.
4960 Peachtree Industrial Boulevard, Suite 240
Norcross, Georgia 30071
Attn: Jack Callicut
Email: callicutt@galectintherapeutics.com

With a copy to:	Dentons US LLP
303 Peachtree Street NE; Suite 5300
Atlanta, Georgia 30308
Attn: Robert Tritt
Email: robert.tritt@dentons.com

If to the Lender:	Richard E. Uihlein
Uline Inc.
12575 Uline Drive
Pleasant Prairie, WI 53158
Email: ruihlein@uline.com

Notice of change of address shall be effective only upon receipt.

8.2    Survival of Agreement; Successors.

8.2.1    All covenants, agreements, representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto shall survive the respective dates of effectiveness thereof and shall continue in full force and effect so long as the Loan Documents, or any of them, remain in effect or any of the Obligations are outstanding and unpaid.

8.2.2    Whenever in the Loan Documents any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements by or on behalf of Borrower which are contained in the Loan Documents shall inure to the benefit of the successors and assigns of the Lender.

8.3    Governing Law. Each of the Loan Documents shall be construed in accordance with and governed by the laws of the State of Georgia without giving effect to principles of conflict of laws.

8.4    Modification of Agreement. No modification or waiver of any provision of the Loan Documents nor consent to any departure by Borrower therefrom shall in any event be effective against the Lender unless the same shall be in writing and signed by all parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

8.5    Waiver of Rights by the Lender. No failure or delay on the part of the Lender in exercising any right, power or privilege under the Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

8.6    Severability; Conflicts.

8.6.1    In case any one or more of the provisions contained in the Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

8.6.2    In the event of any conflict, inconsistency or ambiguity between the provisions of this Agreement and the provisions of any other Loan Document, the provisions of this Agreement shall prevail.

8.7    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

8.8    Currency. All references to monies in this Agreement or any other Loan Document shall be deemed to mean lawful monies of the United States of America.

8.9    Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and thereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and thereto, and, to the extent permitted herein, their respective successors and assigns. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Note, and in the event of any such assignment or transfer by Lender, the rights and privileges therein conferred upon Lender shall automatically extend to and be vested in such assignee or transferee, and Lender shall be relieved of all liability thereunder. Borrower may not assign any of its rights or obligations under the Loan Documents without the prior written consent of Lender.

8.10    Entire Agreement, Etc. The Loan Documents express the entire understanding of the parties with respect to the transactions contemplated thereby and supersede any prior written or oral understanding of the parties thereto.

8.11    Headings. The name of this Agreement, as well as Section headings used herein, are for convenience of reference only and are not to affect the construction of, or be taken into consideration in interpreting this Agreement.

8.12    Terms. Any term used herein shall be equally applicable to both the singular and plural forms.

8.13    WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN. BORROWER ACKNOWLEDGES THAT LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY THE PROVISIONS OF THIS SECTION.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed, sealed and delivered the day and year first above written.

GALECTIN THERAPEUTICS, INC.

By:	/s/ Joel Lewis
Name:	Joel Lewis
Title:	President and Chief Executive Officer

RICHARD E. UIHLEIN

/s/ Richard E. Uihlein
Richard E. Uihlein

LOAN AGREEMENT SIGNATURE PAGE

Exhibit A

Form of Note